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                                                      Exhibit 12

         John Deere Capital Corporation and Subsidiaries
        Computation of Ratio of Earnings to Fixed Charges
                     (dollars in thousands)

                          Nine Months Ended 31 July
                          -------------------------
                              1997         1996
                          -----------  ------------
Earnings:

Income before income
 taxes and changes
 in accounting              $149,742     $157,567
Fixed charges                239,501      202,866
                            --------     --------
   Total earnings           $389,243     $360,433
                            ========     ========
Fixed charges:

Interest expense            $236,734     $200,728
Rent expense                   2,767        2,138
                            --------     --------
   Total fixed
    charges                 $239,501     $202,866
                            ========     ========
Ratio of earnings to
 fixed charges *                1.63         1.78
                            ========     ========


                           For the Years Ended October 31
                    --------------------------------------------
                      1996     1995     1994     1993     1992
                    -------- -------- -------- -------- --------
Earnings:

Income before income
 taxes and changes
 in accounting      $206,588 $175,360 $161,809 $169,339 $142,920
Fixed charges        276,726  240,913  168,507  170,226  191,930
                    -------- -------- -------- -------- --------
   Total earnings   $483,314 $416,273 $330,316 $339,565 $334,850
                    ======== ======== ======== ======== ========
Fixed charges:

Interest expense    $273,748 $238,445 $166,591 $167,787 $189,288
Rent expense           2,978    2,468    1,916    2,439    2,642
                    -------- -------- -------- -------- --------
   Total fixed
    charges         $276,726 $240,913 $168,507 $170,226 $191,930
                    ======== ======== ======== ======== ========
Ratio of earnings to
 fixed charges *        1.75     1.73     1.96     1.99     1.74
                    ======== ======== ======== ======== ========
---------
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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